Exhibit 99.1

News Release

For Immediate Release

USA Technologies Contact:	Investor Relations Contact:
George Jensen, Chairman & CEO	Marlon Nurse, Vice President
Stephen P. Herbert, President & COO	Porter, LeVay & Rose, Inc.
e-mail: sherbert@usatech.com	Phone: (212) 564-4700
Phone: (800) 633-0340

USA TECHNOLOGIES INCREASED DEVICES CONNECTED TO ITS NETWORK TO APPROXIMATELY 63,000 AS OF DECEMBER 31, 2009

MALVERN, PA, January 7, 2010 - USA Technologies, Inc. (NASDAQ:USAT), a leading supplier of networked devices and wireless non-cash transactions, associated financial/network services and energy management, has increased the devices connected to its network to approximately 63,000 as of December 31, 2009, compared with the 61,000 devices in its strategic plan.

George Jensen, Chairman and CEO of USA Technologies said, “Having attained this milestone of 63,000 devices connected to our network by the end of December 2009, we believe we are on our way towards our goal of achieving positive net income by the quarter ended December 31, 2010 with an expected 114,000 devices connected to our network by the end of December 2010. As the size of our installed base increases, recurring revenues become an increasingly important component of our revenue base, and helps drive our path to profitability. Achieving this goal demonstrates our entire company’s commitment to implementing our strategic plan and driving shareholder value.”

 “As we continue to increase and diversify our customer base, I am pleased to note that we posted a 17% sequential quarterly increase in customers to approximately 700 as of December 31, 2009.  By using our products and services, we believe that our customers, who include a diversified group of large and well-known global brands, as well as small- to mid-size businesses, receive a demonstrable return on their investment. With a solid foundation of customers and connections, we believe we remain on track to achieve our timetable for profitability”, said Mr. Jensen.

The Company’s financial results for the quarter and six months ended December 31, 2009 will be reported in the Company’s Form 10-Q which the Company anticipates filing with the Securities and Exchange Commission by no  later than February 14, 2010.

About USA Technologies
USA Technologies (www.usatech.com) is a leader in the networking of wireless non-cash transactions, associated financial/network services and energy management.  USA Technologies provides networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries.   The Company has agreements with AT&T, Visa, MasterCard, First Data, Compass and others.

Forward-looking Statements
"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation the financial position, business strategy and the plans and objectives of the Company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business, financial market and economic conditions, including but not limited to, the ability of the Company to retain key customers from whom a significant portion of its revenues is derived; the ability of the Company to compete with its competitors to obtain market share; the ability of the Company to estimate, anticipate, or control its cash and non-cash expenses, costs, or charges; the ability of the Company to obtain widespread and continued commercial acceptance of it products or services; or the outcome of the election of the Company’s directors. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date of this letter. Unless required by law, the Company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

Important Additional Information *
USA Technologies, Inc. (“USAT” or the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on October 27, 2009 in connection with the Annual Meeting of Shareholders originally scheduled to be held on December 15, 2009, and mailed the definitive proxy statement and a WHITE proxy card to shareholders, as well as a supplement to the proxy statement and additional soliciting materials. USAT and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with such meeting. The Company’s shareholders are strongly advised to read USAT’s proxy statement as it contains important information. Shareholders may obtain an additional copy of USAT’s definitive proxy statement and any other documents filed by the Company with the SEC for free at the SEC’s website at http://www.sec.gov. Copies of the definitive proxy statement are available for free at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=14591. In addition, copies of the Company’s proxy materials may be requested at no charge by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or via email at USAT@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of USAT’s shareholders is available in USAT’s definitive proxy statement filed with SEC on October 27, 2009 and in USAT’s supplement to proxy statement filed with SEC on December 2, 2009.

* As stated in USAT’s Form 8-K filed with the SEC on December 9, 2009, the Annual Meeting of Shareholders has been postponed by USAT to June 15, 2010.

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